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                                                                     EXHIBIT 5.1

                         STEPHEN A. ZRENDA, JR., P.C.
                       ATTORNEYS AND COUNSELORS AT LAW
                             2100 BANK ONE CENTER
                              100 NORTH BROADWAY
                      OKLAHOMA CITY, OKLAHOMA 73102-8601

                           Telephone (405) 235-2111
                           Telecopier (405) 235-2157

Stephen A. Zrenda, Jr., Esquire                       Mark S. Edmondson, Esquire
E-mail: Steve@2100Law.com                     E-mail: Mark.Edmondson@2100Law.com

                              February 28, 2001


Power Technology, Inc.
1000 West Bonanza Road
Las Vegas, Nevada 89106


Gentlemen:

     We have acted as special counsel to Power Technology, Inc. (the "Company") to render a legal opinion regarding its Form S-8 Registration Statement to be filed with the Securities and Exchange Commission concerning its plan to issue its Common Stock, $.001 par value, to officers, directors, employees and consultants to the Company and certain other persons.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and documents of the Company, certificates of public officials and of officers of the Company, and such other certificates, documents and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon such certificates of public officials and of such officers, such other certificates, documents and records, and upon the representations of such parties. In addition, we have assumed: (i) the genuineness of all signatures on all documents seen or reviewed by us, ii) the authenticity of documents submitted to us as originals, and (iii) the conformity with the original and certified copies of all documents submitted to us as copies and the authenticity of the originals thereof. We have also examined such matters of law and such additional matters of fact as we consider necessary or appropriate in connection with the opinions hereinafter expressed.

     Based on and subject to the foregoing, it is our opinion that:




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     1.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

     2. Assuming the accuracy of the documents, representations and warranties of the Company, the offer, issuance and sale of the Common Stock of the Company to officers, directors, employees, and consultants and certain other persons under the terms and provisions of employment contracts, consulting agreements, and other contracts will have been duly authorized and validly issued and will be fully paid and nonassessable.

     The opinions expressed herein are solely for your benefit in connection with the Form S-8 Registration Statement of the Company and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm.

                              Very truly yours,

                              STEPHEN A. ZRENDA, JR., P.C.



                              By:      /s/ Stephen A. Zrenda, Jr.
                                 --------------------------------------------
                                   Stephen A. Zrenda, Jr.




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